Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid		Common Stock, Par Value $0.001 per share	457	(c)	103,778,613	$.2152	$22,333,158	0.0000927	$2,070.28

Fees to Be Paid								—

Fees to Be Paid								—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts								$22,333,158

	Total Fees Previously Paid								—

	Total Fee Offsets								—

	Net Fee Due								$2,070.28

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).